                                                       EXHIBIT 99.2


                               ESOP LOAN AGREEMENT


                  THIS    ESOP  LOAN AGREEMENT  (the "Agreement")  dated as   of
January 29, 1999, between

         REPUBLIC BANCORP, INC.
         601 West Market Street
         Louisville, Kentucky 40202                           ("the "Lender")

and

         REPUBLIC BANCORP, INC.
         EMPLOYEE STOCK OWNERSHIP TRUST, a qualified employee stock ownership trust 601 West Market Street
         Louisville, Kentucky 40202                           (the "Borrower")


                                    RECITALS

         A. The Borrower is a qualified employee stock ownership trust as defined in sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the "Code").

         B. The Borrower desires to obtain from the Lender a term loan in the amount of $3,873,000.00 (the "Exempt Loan") for the purpose of funding the acquisition of 300,000 shares of Class A Common Stock of Republic Bancorp, Inc.

         C. The Exempt Loan is intended to be an "exempt loan" as defined in Treas. Reg. Section 54.4975-7(b)(1)(iii).

         D. The Lender is willing to make the Exempt Loan to the Borrower in accordance with the terms and conditions of this Agreement.


                                   AGREEMENTS

                              SECTION 1 - DEFINITIONS

                  As used in this Agreement, the terms and phrases defined in the preamble and Recitals hereto shall have the meanings given them there, and the following terms and phrases shall have the following meanings:

         "Annual Interest Rate" means the annual interest rate of  7.25 percent.

         "Common Stock" means the Class A Common Stock of Republic Bancorp, Inc.

         "ESOP" means the Republic Bancorp, Inc. Employee Stock Ownership Plan, as originally effective January 1, 1999. The Borrower was organized as a part of the ESOP effective January 1, 1999.

         "ESOP Note" means that certain ESOP Promissory Note of even date herewith made by the Borrower payable to the order of the Lender, in the principal amount of $3,873,000.00, evidencing Borrower's obligation to repay the Exempt Loan, and any instrument in renewal, replacement, reissuance, extension, payment or novation of that ESOP Note.

         "Event of Default" shall have the meaning given it in Section 8.1 of this Agreement.

         "Exempt Loan" means the unpaid principal balance of, and all accrued but unpaid interest on, the term loan made by the Lender to Borrower pursuant to
Section 2 of this Agreement.

         "Loan Documents" means this Agreement, the ESOP Note, the Stock Pledge Agreement, and any other documents, instruments or other writings executed in connection with this Agreement or the transaction contemplated by this Agreement.

         "Person" means any individual, firm, trust, estate, partnership, corporation or other association.

         "Pledged Stock" means shares of the issued and outstanding Common Stock owned by the Trustee in its capacity as trustee for the Borrower and pledged to the Lender as security for the Exempt Loan.

         "Stock Pledge Agreement" means that certain Stock Pledge Agreement of even date herewith between the Borrower and the Lender granting Lender a first priority security interest in the Pledged Stock.

         "Trustee" means as of the date of this Agreement, Republic Bank & Trust Company, solely in its capacity as Trustee of the Borrower, and any additional or successor trustees who may be appointed hereafter.

         "Uniform Commercial Code" means the Uniform Commercial Code as in effect in the Commonwealth of Kentucky.

         "Unmatured Default" means the happening of any occurrence which, together with the giving of any required notice or the passage of any required period of time, would constitute an Event of Default.


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



                            SECTION 2 - THE EXEMPT LOAN

         2.1 THE AMOUNT. Subject to the terms and conditions of this Agreement, the Lender shall make a term loan to the Borrower in the principal sum of $3,873,000. The Exempt Loan shall be evidenced by and shall be payable in accordance with the terms of the ESOP Note and the terms and conditions of this Agreement.

         2.2 INTEREST ON THE EXEMPT LOAN. Except as provided by section 9 of this Agreement, the unpaid principal balance of the Exempt Loan shall bear interest at the Annual Interest Rate. All interest payable on the Exempt Loan shall be calculated on the basis of the actual number of days elapsed over an assumed year of 360 days.

         2.3 PURPOSES OF EXEMPT LOAN. Borrower shall use the proceeds of the Exempt Loan solely to acquire 300,000 shares of Common Stock from Bernard Trager and Bankers Insurance Agency, Inc.

                          SECTION 3 - PAYMENT OF THE LOAN

         3.1 PAYMENTS OF PRINCIPAL AND INTEREST. Borrower shall pay to the Lender, the principal sum of $3,873,000, plus interest on the principal balance outstanding from time to time at the annual rate of 7.25 percent from the date of this Note, as follows: (a) Payments shall be in 119 consecutive monthly installments, (b) the first installment in the amount of $48,069.95 shall be due and payable on March 1, 1999, and (c) the remaining installments of $45730.01 each shall be due and payable on the first day of each subsequent month until the entire principal balance of, and all accrued but unpaid interest on, this Note has been paid in full. All payments shall be applied first to the accrued but unpaid interest on the Exempt Loan and then to reduce the outstanding principal balance of the Exempt Loan. On January 1, 2009, Borrower shall pay to Lender the entire outstanding principal balance of, and all accrued interest on, the Exempt Loan.

         3.2 PREPAYMENT. Borrower shall have the right to prepay, at any time, and from time to time, without penalty or premium, all or any part of the outstanding principal balance of the Exempt Loan. Each prepayment shall be applied first to the accrued but unpaid interest on the Exempt Loan and then to reduce the outstanding principal balance of the Exempt Loan. If any prepayment prepays less than the entire outstanding principal balance of the Exempt Loan, Borrower shall continue to pay any principal and/or interest payments due hereunder in the amounts and on the dates provided in this Agreement until the entire principal balance of, and all accrued but unpaid interest on, the Exempt Loan have been paid in full. Any such prepayment shall be applied to reduce the principal payments due under the Exempt Loan in the reverse order of their maturity, and the effect of any such prepayment shall be to reduce the number of principal payments due under the Exempt Loan.

                     SECTION 4 - SECURITY FOR THE EXEMPT LOAN

         4.1 STOCK PLEDGE AGREEMENT. As security for the Exempt Loan, the Borrower shall grant to the Lender a first priority security interest in the Pledged Stock pursuant to the Stock Pledge Agreement.

         4.2 NONRECOURSE TO BORROWER. Notwithstanding any other provision of this Agreement, the Lender shall have no recourse against the Trustee or the Borrower, except as to such assets of the Borrower as are permitted by law; provided, however, the Borrower shall be liable to the Lender if it fails or refuses to make timely payment on the ESOP Note when it has sufficient funds with which to do so.

                         SECTION 5 - CONDITIONS PRECEDENT

                  The Lender's obligation to make the Exempt Loan shall be conditioned upon fulfillment of all the following conditions prior to the making of the Exempt Loan:

         5.1 CERTIFICATES OF RESOLUTION. Borrower shall have furnished the Lender with a certified copy of the resolution of the Investment Committee of the Borrower authorizing the execution, delivery and performance of the Loan Documents on behalf of Borrower.

         5.2 EXECUTED AGREEMENTS. The Borrower shall have executed and delivered this Agreement and each of the other Loan Documents, including, without limitation, the ESOP Note and the Stock Pledge Agreement.

         5.3 NO DEFAULT. No Event of Default or Unmatured Default shall exist which has not been cured to the satisfaction of the Lender.

                    SECTION 6 - REPRESENTATIONS AND WARRANTIES

                  To induce the Lender to enter into this Agreement, Borrower represents and warrants to the Lender as follows:

         6.1 EXISTENCE. Borrower is an employee stock ownership trust established by Republic Bancorp, Inc. that is part of the ESOP, and is an exempt organization under Section 501(a) of the Code. The ESOP is qualified , organized and operated in accordance with Sections 401(a) and 4975(e)(7) of the Code.

         6.2 RIGHT TO ACT. No registration with or consent or approval of any government agency of any kind is required for the execution, delivery, performance and enforceability of this Agreement and the other Loan Documents by Borrower which has not been acquired by Borrower. Borrower has full right, power and capacity to execute, deliver and perform this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered

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



and constitute legal, valid and binding obligations enforceable against Borrower in accordance with their respective terms.

         6.3 NO CONFLICTS. The execution and delivery of this Agreement and the other Loan Documents, the consummation of the transactions contemplated thereby, and the fulfillment of their obligations and undertakings thereunder by Borrower do not (a) violate any provision of any applicable law, ordinance, rule or regulation of any governmental body, or any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority applicable to the Borrower, or (b) otherwise constitute a default, or result in the imposition of any lien, under any existing contract or other obligation binding upon Borrower with or without the passage of time or the giving of notice or both.

         6.4 LITIGATION. There is no litigation, at law or in equity, or any proceeding before any federal, state or municipal court, board or other governmental or administrative agency pending, or to the knowledge of Borrower, threatened, which might involve any material judgment or liability against Borrower or which might otherwise result in any material adverse change in the financial condition of Borrower. No judgment, decree or order of any federal, state or municipal court, board or other governmental or administrative agency has been issued against Borrower.

         6.5 NO DEFAULTS. No Event of Default or Unmatured Default exists on the date of this Agreement, nor will any Event of Default or Unmatured Default begin to exist immediately after the execution and delivery of this Agreement.

         6.6 COMPLIANCE WITH LAWS. Borrower has not violated any applicable statute, regulation or ordinance of the United States of America or of any state, municipality or any other subdivision, jurisdiction or agency thereof, in any respect materially adversely affecting Borrower's property, assets or condition, financial or otherwise.

         6.7 USE OF EXEMPT LOAN PROCEEDS. The proceeds of the Exempt Loan shall be used solely to acquire 300,000 shares of Common Stock from Bernard Trager and Bankers Insurance Agency, Inc.

                              SECTION 7 - COVENANTS

                  Borrower covenants and agrees that during the term of this Agreement, it shall comply with all of the following provisions:

         7.1      TAXES AND OTHER PAYMENT OBLIGATIONS.

                  (a) Borrower shall pay and discharge, or cause to be paid and discharged, before any of them become delinquent, all taxes, assessments, governmental charges, levies, and claims which if unpaid might become a lien or charge upon any of the Borrower's property, and all of its other debts, obligations and liabilities as due and payable.

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




                  (b) Borrower may refrain from paying any amount it would be required to pay pursuant to this section if the validity or amount thereof is being contested in good faith by appropriate proceedings timely instituted which shall operate to prevent the collection or enforcement of the obligation contested, provided that, if requested by the Lender in writing, Borrower shall set aside on its books and records appropriate reserves with respect to actions against Borrower.

         7.2 FINANCIAL RECORDS. Borrower shall maintain standard systems of accounting in which true and complete entries shall be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a basis consistent with prior years and, without limitation, making appropriate accruals for estimated contingent losses and liabilities.

         7.3 EXISTENCE. Borrower shall preserve its existence as an exempt organization under section 501(a) of the Code that is part of the ESOP and that is a qualified employee stock ownership trust under sections 401(a) and 4975(e)(7) of the Code.

         7.4 NOTICE REQUIREMENTS. Borrower shall notify the Lender in writing of the occurrence of any of the following:

                  (a) Any Event of Default or Unmatured Default.

                  (b) All events of default or any event that would become an event of default upon notice or lapse of time or both under any of the terms or provisions of any note, or of any other evidence of indebtedness or agreement or contract governing the borrowing of money, of Borrower.

                  (c) Levy of an attachment, execution or other process against any of the property or assets of Borrower.

                  (d) Within 30 days after Borrower knows or has reason to know that (1) a "prohibited transaction" with respect to the ESOP has occurred, (2) the ESOP has been disqualified for federal income tax purposes, or (3) any litigation regarding the ESOP is threatened or instituted, the Trustee shall provide to the Lender a written statement setting forth details of such prohibited transaction, disqualification or litigation and the action being or proposed to be taken with respect thereto, together with copies of any notices, applications or forms submitted to the Internal Revenue Service or the United States Department of Labor, and copies of any notices or correspondence received from the Internal Revenue Service or the United States Department of Labor, and copies of any pleadings, notices or other documents relating to such litigation.

         7.5 COMPLIANCE WITH LAW. Borrower shall comply in all material respects with all valid and applicable statutes, rules and regulations of the United States of America, of the states thereof and their counties, municipalities and other subdivisions and of any other jurisdiction applicable to Borrower including, without limitation, all applicable federal, state and local laws and regulations

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the  noncompliance  with  which  would  have a  material  adverse  effect on the
Borrower or its ability to perform its obligations hereunder.

         7.6 LIENS. Except for liens permitted in this Agreement, Borrower shall not (a) create or incur any encumbrance, mortgage, pledge, lien, charge, restriction or other security interest of any kind upon any of Borrower's property or assets of any character, whether owned or held on the date of this Agreement or acquired thereafter, or upon the income or profits therefrom, or
(b) transfer any such property or assets or the income or profits therefrom for the purpose of subjecting the same to payment of indebtedness or performance of any other obligation.

                         SECTION 8 - DEFAULT AND REMEDIES

         8.1 EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" under this Agreement:

                  (a)   FAILURE TO PAY.   If Borrower fails to pay in full when
due any installment of principal or interest on the Note.

                  (b) NOTICE. If Borrower fails to observe, perform or comply with any term, obligation, covenant, agreement, condition or other provision contained or referred to in this Agreement, and such failure or event shall not have been fully corrected within 30 days after the Lender has given written notice thereof to Borrower.

                  (c)   FALSITY   OF   REPRESENTATION   OR   WARRANTY.   If  any
representation or warranty or other statement of fact contained in this Agreement or any other Loan Document or in any writing, certificate, report or statement at any time furnished to the Lender by or on behalf of Borrower shall be false or misleading in any material respect or shall omit a material fact, whether or not made with knowledge.

                  (d)   SOLVENCY.

                           (1)  If Borrower, (A) admits in writing its inability
to pay its debts generally as they become due, (B) becomes insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due, (C) makes a general assignment for the benefit of creditors, (D) files a petition or admits (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the Federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or (E) consents to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets.

                           (2) If a  petition  shall  have  been  filed  against
Borrower in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its liabilities, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of the assets of any of them, and such petition or order is not dismissed or stayed within 60 consecutive days after entry thereof.

                  (e) TERMINATION OF ESOP. If the Borrower shall cease to exist as an exempt organization under section 501(a) of the Code or if the ESOP shall cease to qualify as an employee stock ownership plan under section 401(a) or section 4975(e)(7) of the Code.

         8.2 REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default, and at any time thereafter, the Lender shall have all of the following rights and remedies (except as limited by Section 8.3) and it may exercise one or more of them singly or in conjunction with others:

                  (a) ENFORCEMENT OF RIGHTS. The Lender shall have all of its rights under this Agreement, the Stock Pledge Agreement and the ESOP Note, and the right to proceed to protect and enforce its rights by suit in equity, action at law and/or any other appropriate proceedings either for specific performance of any covenant or condition contained in this Agreement or in any other Loan Document, or in aid of the exercise of any power granted in this Agreement or in any other Loan Document.

                  (b) RIGHT TO RECOVER EXPENSES. The Lender shall have the right to recover from Borrower to the extent allowable by applicable law, such amounts as shall be sufficient to reimburse the Lender fully for all of its costs and expenses incurred in enforcing its rights and remedies under this Agreement and any other Loan Documents, including, without limitation, the Lender's reasonable attorneys' fees and court costs.

                  (c) CUMULATIVE REMEDIES. All of the rights and remedies of the Lender upon the occurrence of an Event of Default shall be cumulative to the greatest extent permitted by law, may be exercised successively or concurrently, from time to time, and shall be in addition to all of those rights and remedies afforded the Lender at law, in equity, or in bankruptcy. Notwithstanding the foregoing, the Lender shall be entitled to recover from Borrower from the cumulative exercise of all remedies an amount no greater than the sum of (1) the outstanding principal amount of the Exempt Loan, (2) all accrued but unpaid interest with respect to the principal amount of the Exempt Loan, (3) any other amounts that Borrower is required by this Agreement to pay to the Lender (for example, and without limitation, the reimbursement of expenses and legal fees), and (4) any costs, expenses or damages which the Lender is otherwise permitted to recover by the terms of this Agreement. Any exercise of any right or remedy shall not be deemed to be an election of that right or remedy to the exclusion of any other right or remedy.

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

         8.3 LIMITATIONS ON REMEDIES UPON DEFAULT. Any provision of this Agreement, the ESOP Note, the Stock Pledge Agreement or any provision or inference of or from any law, rule or regulation to the contrary notwithstanding, the obligations of the Borrower described herein and evidenced by the ESOP Note shall be non-recourse, and if an Event of Default shall occur, the holder of the ESOP Note shall have no right to assets of the Borrower other than (a) the Pledged Stock, (b) contributions (other than contributions of employer securities as defined in Section 409(1) of the Code) that are made to the ESOP to meet Borrower's obligations under the ESOP Note and the Agreement (the "Contributions"); and (c) earnings attributable to the Pledged Stock and the investment of the Contributions.

                             SECTION 9  - MISCELLANEOUS

         9.1 INDEMNIFICATION BY BORROWER. To the extent allowable by applicable law, Borrower shall indemnify and hold the Lender harmless from and against, and shall pay to the Lender, the full amount of, any loss, claim, damage, liability or expense (including attorneys' fees and legal expenses) resulting to the Lender, either directly or indirectly, from (a) any material breach of or inaccuracy in any of the representations and warranties of Borrower contained in this Agreement or any other Loan Document, or (b) any breach, nonfulfillment or default in the performance of any of the covenants and agreements of Borrower contained in this Agreement or any other Loan Document.

         9.2 FEES AND EXPENSES. To the extent allowable by applicable law, Borrower shall pay to the Lender upon demand all out-of-pocket expenses incurred by the Lender in connection with the collection and enforcement of the Exempt Loan, including, but not limited to, the Lender's reasonable attorneys' fees, and any and all reasonable costs and fees incurred in connection with the recording or filing of any documents or instruments in any public office, pursuant to or as a consequence of this Agreement, or to perfect or protect any security for the Exempt Loan.

         9.3 TERM OF AGREEMENT. The term of this Agreement shall commence as of the date hereof, and continue until the first date when the Exempt Loan and all accrued but unpaid interest thereon shall have been paid in full, and Borrower shall have paid or performed all other obligations hereunder and under the other Loan Documents.

         9.4 ESOP RULES. Notwithstanding any other provision of this Agreement, the following rules shall apply to the Exempt Loan: (1) The loan must provide for annual payment of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years.
(2) Interest included in any payment is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables. (3) The Exempt Loan shall not be renewed, extended, or refinanced if the sum of the expired duration of the Exempt Loan, the renewal period, the extension period, and the duration of a new exempt loan would exceed ten years.

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


         9.5 NO WAIVERS. Any failure or delay by the Lender in exercising any of its rights with respect to this Agreement, any other Loan Document or the transactions contemplated thereby shall not be deemed to be or operate as a waiver of that right, nor shall any right be exclusive of any other right referred to in this Agreement, or in any other Loan Document or available at law or in equity, by statute or otherwise. Any single or partial exercise of any right shall not preclude the further exercise of that right. Every right of the Lender shall continue in full force and effect until such right is specifically waived in a writing signed by the Lender seeking to waive such right.

         9.6 COURSE OF DEALING. No course of dealing between the Lender and Borrower shall operate as a waiver of any of the Lender's rights with respect to this Agreement, any other Loan Document or the transactions contemplated thereby.

         9.7 WAIVERS BY BORROWER. Borrower hereby waives, to the extent permitted by applicable law, (a) all presentments, demands for performances, notices of nonperformance (except to the extent specifically required by this Agreement), protests, notices of protest and notices of dishonor in connection with the ESOP Note, (b) any requirement of diligence or promptness on the part of the Lender in enforcement of its rights under this Agreement or any other Loan Document, and (c) any requirement of marshaling assets or proceeding against Persons or assets in any particular order.

         9.8 SEVERABILITY. If any provision of this Agreement or its application shall be unenforceable, the rights and obligations of the parties shall be construed and enforced with that provision limited so as to make it enforceable to the greatest extent allowed by law, or, if it is totally unenforceable as if this Agreement did not contain that particular provision.

         9.9 TIME OF THE ESSENCE. Time shall be of the essence in the performance of all of Borrower's obligations under this Agreement and the other Loan Documents.

         9.10 BENEFIT AND BINDING EFFECT. This Agreement shall inure to the benefit of, and be binding upon Borrower, its respective heirs, executors, successors and assigns and any Person claiming by, through or under any of them. Notwithstanding the next preceding sentence, the Lender shall, and Borrower shall not, have the right to assign any of its benefits or obligations under this Agreement. Any attempted assignment by Borrower shall constitute an Event of Default under this Agreement and shall be null and void.

         9.11 FURTHER ASSURANCES. Borrower shall sign such financing statements or other documents or instruments as the Lender may request from time to time to more fully create, perfect, continue, maintain or terminate the rights and security interests intended to be granted or created pursuant to this Agreement or any other Loan Document.

         9.12 ENTIRE AGREEMENT; NO ORAL MODIFICATIONS. This Agreement, any schedules and annexes hereto, and the other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior understandings with respect to the subject matter of this

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


Agreement. No change, modification, addition or termination of this Agreement or any other Loan Document shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

         9.13 HEADINGS. The headings used in this Agreement are included for ease of reference only and shall not be considered in the interpretation or construction of this Agreement.


         9.14  CONSTRUCTION.

                  (a) This Agreement and the other Loan Documents shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky except to the extent preempted by Federal law.

                  (b) The Lender and the Borrower intend that (1) the Exempt Loan shall qualify as an "exempt loan" as defined in Treas. Reg. Section 54.4975-7(b)(1)(iii); and (2) the Borrower shall meet the requirements of
Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA; and notwithstanding any provision of this Agreement, the applicable provisions of the Code and ERISA, and the regulations thereunder, shall be deemed incorporated in this Agreement to the extent necessary to carry out that intent.

                  (c) No provision of this Agreement shall be construed to have a meaning that results in, or if the provision is unambiguous, it shall not be enforced to the extent it would result in (1) the failure of the Exempt Loan to qualify as an "exempt loan" as defined in Treas. Reg. Section 54.4975-7(b)(1)(iii); or (2) failure of the Borrower to meet the requirements of
Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA.

         9.15 MULTIPLE COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, and such counterparts together shall constitute but one and the same contract, which shall be sufficiently evidenced by any such original counterpart.

         9.16  NOTICES.

                  A. REASONABLE NOTICE. Any requirement of the Uniform Commercial Code or other applicable law of reasonable notice shall be met if such notice is given at least 10 days before the time of sale, disposition or other event or thing giving rise to the requirement of notice.

                  B. ADDRESSES. All notices or communications under this Agreement shall be in writing (except as provided by Section 8 of this Agreement) and mailed or delivered to the parties at the addresses given in the preamble to this Agreement or to such other addresses of which a party has given the other parties written notice. Any notice or communication so addressed and
(1) mailed to such address by registered mail, return receipt requested, postage prepaid, shall be deemed to have been given when mailed or (2) delivered to a small package air courier offering service to the address

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


of the intended recipient and the shipping prepaid shall be deemed to have been given when delivered to such courier.

                  IN WITNESS WHEREOF, the Lender and Borrower have executed this Agreement on January 29, 1999.


                                     REPUBLIC BANCORP, INC.

                                     By /S/ MARK A. VOGT

                                     Title:   S.V.P.
                                                ("Lender")




                                     REPUBLIC  BANCORP, INC. EMPLOYEE STOCK
                                     OWNERSHIP TRUST, by Republic Bank & Trust
                                     Company, solely in its capacity as Trustee

                                     By       /S/ E. WILLIAM PETTER

                                     Title:      Executive Vice President
                                                      ("Borrower")












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